                  OMEGA HEALTHCARE INVESTORS, INC.
                 RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                                           Nine months ended
                                                               Year ended December 31                         September 30
                                            1993        1994        1995         1996        1997          1997     1998 (1)
                                            ----        ----        ----         ----        ----          ----     --------
Earnings before extraordinary item and
  preferred stock dividends                 $ 11,573    $ 17,777    $ 29,490     $ 34,590    $ 44,851    $ 32,710   $ 38,029

Fixed Charges
Interest                                       4,317       9,520      14,262       20,247      23,552      16,999     23,028
Amortization of debt issue costs                 288       1,029       1,063          524         829         679        759
                                            --------------------------------------------------------------------------------
Total fixed charges                            4,605      10,549      15,325       20,771      24,381      17,678     23,787
Earnings before fixed charges               $ 16,178    $ 28,326    $ 44,815     $ 55,361    $ 69,232    $ 50,388   $ 61,816
Ratio of earnings to fixed charges             3.51x       2.69x       2.92x        2.66x       2.84x       2.85x      2.60x
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   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                                                  Nine months ended
                                                                      Year ended December 31                         September 30
                                                        1993        1994        1995         1996        1997       1997   1998 (1)
                                                        ----        ----        ----         ----        ----       ----   --------
Earnings before extraordinary item                  $ 11,573    $ 17,777    $ 29,490     $ 34,590    $ 41,305   $ 30,494   $ 32,243
Fixed Charges and Preferred Stock Dividends
Interest                                               4,317       9,520      14,262       20,247      23,552     16,999     23,028
Amortization of debt issue costs                         288       1,029       1,063          524         829        679        759
Preferred stock dividends                                  0           0           0            0       3,546      2,216      5,786
                                                    -------------------------------------------------------------------------------
Total fixed charges and preferred stock dividends      4,605      10,549      15,325       20,771      27,927     19,894     29,573
Earnings before fixed charges and preferred stock
  dividends                                         $ 16,178    $ 28,326    $ 44,815     $ 55,361    $ 69,232   $ 50,388   $ 61,816
Ratio of earnings to fixed charges and preferred
  stock dividends                                      3.51x       2.69x       2.92x        2.66x       2.48x      2.53x      2.09x
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(1) Excludes gain on the distribution of Omega Worldwide, Inc. of $30,240.